Exhibit (23)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Potlatch Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-130507, 333-205914, 333-156130, 333-156127, and 333-195960) on Form S-8, and registration statement (No. 333-191886) on Form S-3 of our reports dated February 17, 2017, with respect to the consolidated balance sheets of Potlatch Corporation as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, cash flows and stockholders’ equity for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10-K of Potlatch Corporation.

/s/ KPMG LLP

Seattle, Washington

February 17, 2017